                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       Contact:  Lavine Surtani
                                                      (212) 445-8262
                                                      lsurtani@bsmg.com

                                                      Jim Treacy
                                                      (212) 527-8604
                                                      jim.treacy@tmp.com

                   MONSTER.COM POWERS PROFITABLE GROWTH AT TMP
                                   WORLDWIDE

 HYBRID BRICK-AND-CLICK STRATEGY YIELDS ADJUSTED DILUTED EPS GAINS OF 122% VS.
               2ND QUARTER 1999; BEATS FIRST CALL ESTIMATES BY 25%

NEW YORK, NY, AUGUST 1, 2000 - TMP Worldwide Inc. (NASDAQ: TMPW; ASX: TMP), the leading provider of career services and solutions, including the dominant Internet career portal, Monster(R).com, and the world's largest Yellow Pages advertising agency, today reported another record-breaking quarter, driven by market demand for the company's comprehensive global portfolio of off-line and on-line human capital services.

      Total commissions and fees were $300.7 million for the second quarter ended June 30, 2000; compared to $210.6 million for the same period a year ago, an increase of 43%. Adjusted net income for the second quarter was $20.7 million, up 159% from $8.0 million for the same period in 1999. Diluted adjusted earnings per share was $0.20, a 122% increase over diluted adjusted earnings per share of $0.09 in the second quarter of 1999. Adjusted earnings were also $0.04 or 25% greater than First Call analysts' earnings estimates. Quarter versus quarter comparative results for TMP Worldwide were as follows (all numbers in thousands, except per share amounts):


      ----------------------------------------------------------------------------------
                TMP WORLDWIDE            2Q'00    2Q'99(1)  % CHANGE 1Q'00(1)  % CHANGE
      ----------------------------------------------------------------------------------
      Total Commissions and Fees        $300,727  $210,568     +43%  $257,410     +17%
      Adjusted Operating Income (2)     $ 29,158  $ 16,430     +77%  $ 17,216     +69%
      Adjusted Operating Margin              10%        8%                          7%
      Adjusted EBITDA (2)               $ 41,015  $ 24,866     +65%  $ 28,950     +42%
      Adjusted Net Income (3)           $ 20,657  $  7,961    +159%  $ 10,166    +103%
      Adjusted Diluted EPS (4)          $   0.20  $   0.09    +122%  $   0.10    +100%
      Diluted Weighted Avg. Shares       102,100    88,268     +16%   100,315      +2%
      ----------------------------------------------------------------------------------

--------------------------------------------------------------------------------
See Endnotes

      Growth in Interactive, Executive Search, and Selection & Temporary Contracting commissions and fees, together with higher operating margins in these three segments, contributed to a 77% increase in adjusted operating profit to $29.2 million and a 65% increase in adjusted EBITDA to $41.0 million. Adjusted operating profit, as a percentage of total commissions and fees was 10% for the quarter ended June 30, 2000 compared to 8% for the quarter ended June 30, 1999.

      The adjusted net income, EPS, EBITDA and operating profit amounts discussed above reflect adjustments to exclude merger and integration costs and restructuring charges incurred in connection with companies acquired using the pooling of interests method of accounting (please see the Endnotes). Merger and integration costs for the quarter ended June 30, 2000 were $13.6 million versus $6.8 million for the second quarter of 1999. Such costs include transaction costs for the mergers completed in the respective second quarters and the amortization of employee stay bonuses. In addition, these costs include separation pay and office and management integration costs, which include the elimination of redundant management, closing of excess leasehold facilities, and the write-off of fixed assets, which will not be used in the future. The second quarter 2000 costs are chiefly related to the merger and integration of System One Services, Inc. and Virtual Relocation.com, Inc., and were anticipated and factored into the prices paid for these companies, which were acquired using the pooling of interests method of accounting.


      Total company commissions and fees and net income gains were led by the continued strength of Monster.com, the flagship product of the TMP Interactive division. Total Internet commissions and fees for TMP Interactive were $92.3 million for the second quarter ended June 30, 2000, a 226% increase over 1999's second quarter total and a 30% sequential increase over the $70.8 million for this year's first quarter. Monster.com dominates the Internet recruitment market with a 51% market share of "career eyeball minutes,"(5) based on data reported by Media Metrix, one of the leading sources of Internet traffic information.

      Unlike many of its dot-com competitors, Monster.com's impressive growth has been achieved profitably, posting operating income of $13.4 million or a 17% operating margin for the second quarter of 2000. Andrew J. McKelvey, chairman and CEO of TMP Worldwide, attributes Monster's outstanding record of profitable growth to its first mover advantage - Monster.com was the 454th registered Web site ever--together with the strength it draws from its visionary management team and the sales and marketing synergies it has with TMP's vast off-line recruitment businesses.

      "TMP has been very effective in balancing the on-line and off-line worlds, introducing and migrating our long-standing customers to the Internet," said Mr. McKelvey. "Off-line, we are the world's largest recruitment advertising agency and one of the leading executive search and mid-market selection firms. Our ability to lead the e-recruitment space, at a profit, flows from these core recruitment skills that TMP has built and refined in our successful off-line businesses. Our Fortune 500 clients view us as valued recruitment partners, and they trust us to help them exploit new Internet tools to win the war for talent for their companies."

      TMP Worldwide commissions and fees, along with quarter versus quarter comparative results were as follows (in thousands):

-------------------------------------------------------------------------------------
          TMP WORLDWIDE              2Q'00      2Q'99    % CHANGE  1Q'00   % CHANGE
-------------------------------------------------------------------------------------
Interactive                        $ 92,256    $ 28,319    +226%    $ 70,774  +30%
Recruitment Advertising            $ 49,040    $ 47,102      +4%    $ 46,513   +5%
Selection & Temporary Contracting  $ 88,005    $ 65,274     +35%    $ 77,816  +13%
Executive Search                   $ 48,345    $ 42,686     +13%    $ 39,007  +24%
Yellow Pages Advertising           $ 23,081    $ 27,187     -15%    $ 23,300   -1%
-------------------------------------------------------------------------------------
              Total                $300,727    $210,568     +43%    $257,410  +17%
-------------------------------------------------------------------------------------


      Mr. McKelvey said that he expects TMP Interactive to further increase its standing as TMP's leading business segment, and that the Interactive expertise and culture will increasingly and positively affect the company's other business segments. For example, $13.3 million of reported Internet commissions and fees were generated by divisions other than TMP Interactive in the second quarter ended June 30, 2000.

      In addition, Mr. McKelvey added that the off-line portions of TMP's traditional businesses have also been driven and fortified by the success of Monster.com. "The fact that our off-line recruitment segments in Executive Search and Selection & Temporary Contracting have experienced double digit growth, both year-over-year and on a consecutive quarter basis, is very encouraging and validates our Intern-to-CEO strategy," said Mr. McKelvey.


      The 35% increase in Selection & Temporary Contracting commissions and fees to $88.0 million, and the 13% increase in Executive Search commissions and fees to $48.3 million for the second quarter of 2000 reflect the continued strong global labor market and the resulting high demand for professional employees. In addition, while the increase in Recruitment Advertising commissions and fees appears to be a modest 4%, growing to $49.0 million for the second quarter of 2000, the division increased its contribution to Interactive commissions and fees, which were discussed earlier, to $7.0 million versus $2.8 million for the same period last year, 2.5 times larger.

      Yellow Pages Advertising commissions and fees decreased 15% to $23.1 million for the second quarter of 2000, reflecting substantially reduced commissions paid by publishers and the effects of higher discounts for certain large clients. However, the company recently announced several important investments in on-line relocation businesses and is launching MonsterMoving.com in the third quarter of 2000 to provide a valuable new advertising venue for moving-related clients, particularly in the Yellow Pages Advertising division. Approximately 30% of TMP's traditional Yellow Pages commissions and fees are currently derived from the moving services industry, including van lines, truck rentals and home services.


      Total commissions and fees as a percent of related billings for the quarter ended June 30, 2000 were 50% compared to 43% for the prior year period. The higher percentage reflects increased Interactive, Executive Search, and Selection & Temporary Contracting sales volume, where TMP Worldwide retains greater portions of the amounts billed.


SIGNIFICANT WEB TRAFFIC BUILDS WORLD'S LARGEST RESUME DATABASE

During the second quarter of 2000 the Monster.com sites continued to far outpace their on-line competitors in Web traffic in virtually every reach category. Monster.com achieved another record milestone in the period by surpassing a total of 8 million registered job seeker accounts. According to data provided by Media Metrix, Monster.com also logged more than 4.3 million unique visitors in June 2000, comprising 5.7% of all 76 million Internet users. In addition, each visitor spent an average of 20.9 minutes and looked at an average of 28.7 pages, resulting in a "power ranking"6 of 163.6 for Monster.com, which is more than 6 times larger than its closest competitor's "power ranking" of 25.4. Media Metrix also ranked Monster.com as the 62nd most visited site on the Internet.

      As a result of this significant Internet audience Monster.com's resume database grew from 3.4 to 4.0 million from the first to the second quarter of 2000, an increase of 18%. Currently, an average of more than 13,500 new resumes are added to the database each day. In addition, and most importantly, the quality of the Monster.com database continues to get even stronger, which is a significant factor to recruitment clients. At present, more than 73% of Monster.com's resumes represent candidates with a bachelor's degree or higher, with 20% holding advanced degrees and professional designations.

      Jeff Taylor, CEO of TMP Interactive, said that Monster.com's superior resume database is directly attributed to its extremely high quality customer base and their growing need to fill professional jobs more quickly and successfully. "With thousands of job-hunting options on the Internet, candidates consistently return to Monster.com because they not only find jobs, but quality positions with industry leaders. Monster.com is simply delivering time-and-again on its brand expectations from both job seekers and corporate employers perspectives. This `virtuous cycle' enables Monster to continue adding substantial new clients through all of the TMP sales channels, on-and-off-line," Mr. Taylor said.


STRONG TMP BALANCE SHEET BOLSTERS GROWTH

TMP ended the second quarter with over $511 million in cash and cash equivalents, and approximately $23 million in debt. The Company's debt-to-equity ratio was less than 3%. Supported by the continued profitability of, and cash flow from its operations, TMP is strongly positioned for continued growth. Jim Treacy, COO of TMP Worldwide, said that he is confident of the company's ability to create incremental value for its shareholders through strategic acquisitions, and noted that TMP Worldwide has increased its balance sheet assets approximately 56% since the beginning of 2000, and approximately 84% since the beginning of 1999.

      "With the current industry focus on cash "burn-rates" and the levels of cash that businesses need to survive in the Internet space, TMP not only has the profitability to go beyond staying power, but also the capital resources to make highly strategic and profitable investments," said Mr. Treacy. "As a result, we're able to allocate our capital in a way that expands our installed base of customers and increases the breadth of Monster's service offerings--and, therefore, has the impact of quickly adding incremental earnings to TMP. We are proud that our "Intern-to-CEO" strategy and investments are working for our clients, and we're delighted that it is paying-off in a major way for our loyal shareholders."


ACQUISITIONS AND ALLIANCES FURTHER TMP'S STRATEGY

In May, TMP Worldwide acquired VirtualRelocation.com in a pooling of interests transaction, envisioning it as the backbone of a new moving center branded MonsterMoving.com, within Monster.com. Again, capitalizing on the interplay between its on-line and off-line business segments, TMP plans to cross-sell the on-line venue to moving-related clients in its traditional yellow page business segment. Other acquisitions made during the quarter include:

o Simpatix Inc., a highly touted e-cruiting Application Service Provider (ASP), that will extend Monster's control of desktops of human resource professionals and hiring managers;

o Web Technology Partners Inc., an electronic-commerce professional services firm that will support Monster's new technology development initiatives;

o  RecruitmentScotland.com, a job search Web site in Scotland;

o Rollo Associates, a premier Los Angeles-based executive search firm, which specializes in high level, senior executive searches; and

o System One Services, Inc., an innovative staffing solution company that specializes in the recruitment of Information Technology/Telecommunications and Engineering professionals, with clients that range from early stage companies to Fortune 1000 corporations.

      With the above transactions, TMP Worldwide now has 8,200 employees worldwide, all of whom, Mr. Treacy stressed, are selling interactive services into existing client relationships.

Other significant milestones for the second quarter of 2000 include:

o Hans Gieskes, former President and CEO of LEXIS-NEXIS, agreed to join Monster.com in the newly created role of president, reporting to Jeff Taylor, founder and CEO;

o Monster.com formed a strategic relationship with The NetPlex Group, Inc., to offer co-branded services from Monster Talent MarketSM and Netplex's MyBizOffice(TM), a Web-based "e-office" service for the independeNt work force, for which Monster.com will receive $5 million from Netplex over the next two years;

o Monster.com extended its European reach, launching monster.de in Germany and monsterireland.ie in Ireland, and offering greater localized content on its other Monster Europe sites in France, the United Kingdom, the Netherlands and Belgium; and

o Monster launched Monster.ca Web pages on AOL Canada WorkPlace, offering content and services including co-branded pages for Monster's Resume Builder, Job Search and Job Search Alert. The integration of the Canadian co-branded pages is the final co-branded piece to launch, across seven key AOL properties (AOL, AOL Canada, AOL.com, CompuServe, ICQ, Netscape

      Netcenter and Digital City) part of a four-year relationship announced in December 1999 to bring Monster's career management resources to consumers through several key AOL brands.


SIX MONTHS RESULTS

TMP reported total commissions and fees of $558.1 million for the six months ended June 30, 2000, compared to $402.1 million for the year-earlier period, an increase of 39%. Internet commissions and fees increased 222% to $163.0 million for the six months ended June 30, 2000, from $50.7 million for the six months ended June 30, 1999.

      Selection & Temporary Contracting commissions and fees increased 35% to $165.8 million for the six months ended June 30, 2000 compared to $122.7 million for the prior year period, again reflecting the strong global labor market and resulting demand for permanent professional employees, particularly in mid-level management positions (annual salaries of $75,000 to $150,000). Executive Search commissions and fees increased 4% to $87.4 million for the six months ended June 30, 2000 compared to $84.2 million for the prior year, also reflecting the strong labor market and demand for senior executive positions, offset by the effects of planned consultant losses arising from the integration of Executive Search acquisitions completed in 1999.

      Recruitment Advertising commissions and fees increased a modest 2% to $95.6 million for the six months ended June 30, 2000 compared to $93.5 million for the prior year period, reflecting moderate growth in billings, primarily related to publisher price increases for help-wanted advertisements placed in newspapers. Yellow Page Advertising commissions and fees decreased 9% to $46.4 million for the six months ended June 30, 2000 versus $51.0 million for the prior year period, again reflecting substantially reduced commissions and year-end incentives paid by publishers and the effects of higher discounts for certain clients.

      Total commissions and fees as a percent of related billings for the six months ended June 30, 2000 were 48.4% compared to 42.4% for the prior year period. The higher percentage reflects increased Internet, Executive Search and Selection & Temporary Contracting sales volume, where the Company retains greater portions of the amounts billed.

      Excluding merger and integration costs incurred in connection with companies acquired using the pooling of interests method of accounting of $22.3 million for the six months ended June 30, 2000 and $11.5 for the same period in 1999, and restructuring charges at LAI of $2.8 million for the six months ended June 30, 1999, the Company reported adjusted operating income of $46.4 million for the six months ended June 30, 2000 compared to $26.3 million for the prior year period, a 76% increase. Growth in Interactive, Executive Search, and Selection & Temporary Contracting commissions and fees, together with higher operating margins in these three segments, contributed to the increase in adjusted operating profit and resulted in an increase of adjusted operating profit margin to 8% for the six months ended June 30, 2000 compared to 7% for the prior year period ended June 30, 1999.

      Adjusted EBITDA for the six months ended June 30, 2000 was $70.0 million versus $43.3 million for the prior year, an increase of 61%. Adjusted net income increased 151% to $30.8 million for the six months ended June 30, 2000 compared to $12.3 million for the prior year period. Diluted adjusted earnings per share were $0.30 for the six months ended June 30, 2000 versus $0.14 for the prior year, a 114% increase.


ABOUT TMP WORLDWIDE

      Founded in 1967, TMP Worldwide, now with more than 8,200 employees in 29 countries, is the on-line recruitment leader, the world's largest Recruitment Advertising agency network, and one of the world's largest Executive Search & Executive Selection agencies. TMP Worldwide, headquartered in New York, is also the world's largest Yellow Pages advertising agency and a provider of direct marketing services. The company's clients include more than 90 of the Fortune 100 and more than 480 of the Fortune 500 companies. More information about TMP Worldwide is available at www.tmp.com.

      Monster.com (www.monster.com), headquartered in Maynard, Mass, the flagship product of the Interactive Division of TMP Worldwide, is the leading global career portal on the web which recorded over 15.2 million unique visits during the month of June 2000 according to independent research conducted by I/PRO. Monster.com connects the most progressive companies with the most qualified career-minded individuals, offering innovative technology and superior services that give them more control over the recruiting process. The Monster.com global network consists of local language and content sites in the United States, United Kingdom, Australia, Canada, the Netherlands, Belgium, New Zealand, France, Singapore, Hong Kong, Germany and Ireland. More information about Monster.com is available at www.monster.com or by calling 1-800-MONSTER.

      Condensed consolidated statements of operations for the three months and six months ending June 30, 2000 for TMP Worldwide Inc. and subsidiaries follow. For an investment kit, please contact James J. Treacy at (212) 527-8604 or visit www.tmp.com.


SPECIAL NOTE:

The above statements include forward-looking statements based on current management expectations. Factors that could cause future results to differ from these expectations include the following: risks associated with acquisitions, competition and seasonality. Additional factors are described in the company's reports filed with the Securities and Exchange Commission.

Second Quarter 2000 results will be discussed on TMP Worldwide's Quarterly Conference call taking place on Wednesday, August 2, 2000. To join the conference call, please call in on 1-800-633-8680 at 8:20 AM EST. For those outside the United States, please call in on 1-212-346-0312. The call will begin promptly at 8:30 AM EST. Interactive Metrics for TMP Worldwide are available at www.monster.com or www.tmp.com.


ENDNOTES

1 Prior periods' results have been retroactively restated to reflect the effects of acquisitions accounted for as poolings of interests that were completed prior to June 30, 2000.

2 Operating profit and EBITDA have been adjusted to exclude the effects of merger and integration costs of $13.6 million, $6.8 million and $8.7 million for the second quarters ended June 30, 2000 and 1999 and the first quarter ended March 31, 2000, respectively.

3 Net income has been adjusted to exclude the effects of merger and integration costs incurred, net of the tax benefits thereon, of $12.2 million, $4.8 million and $7.1 million for the quarters ended June 30, 2000 and 1999 and the first quarter ended March 31, 2000, respectively.

4 Available to common and Class B shareholders after excluding merger and integration costs, net of the tax benefits thereon.

5 "Career eyeball minutes" is the result of "unique visitors" multiplied by "average minutes per visitor per month" and therefore also indicates a Web site's share of total career or job seeker audience that month.

6 "Power ranking" is the result of "audience reach" multiplied by "unique pages per visitor per month" and therefore indicates a Web site's recognition by and usefulness to consumers (who in Monster.com's case are job seekers).



                            (Financial Tables Follow)

                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           For the Three Months Ended
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                  June 30, 2000    June 30, 1999
                                                  -------------    -------------

Gross billings:
Interactive                                         $ 102,771         $  31,820
Recruitment Advertising                               224,900           211,835
Selection & Temporary Contracting                      89,035            65,803
Executive Search                                       48,345            42,686
Yellow Page Advertising                               135,694           137,101
--------------------------------------------        ---------         ---------
Total gross billings                                $ 600,745         $ 489,245
============================================        =========         =========


Commissions & fees:
Interactive                                         $  92,256         $  28,319
Recruitment Advertising                                49,040            47,102
Selection & Temporary Contracting                      88,005            65,274
Executive Search                                       48,345            42,686
Yellow Page Advertising                                23,081            27,187
--------------------------------------------        ---------         ---------
Total commissions & fees                              300,727           210,568
--------------------------------------------        ---------         ---------

Operating expenses:
Salaries & related                                    162,613           126,499
Office & general                                       66,698            45,183
Marketing & promotion                                  38,353            19,378
Merger & integration                                   13,649             6,767
Amortization of intangibles                             3,905             3,078
--------------------------------------------        ---------         ---------
Total operating expenses                              285,218           200,905
--------------------------------------------        ---------         ---------

Operating income                                       15,509             9,663
--------------------------------------------        ---------         ---------

Other income (expense):
Interest income (expense), net                          5,496            (2,723)
Other, net                                               (495)           (1,341)
--------------------------------------------        ---------         ---------
Total other income (expense), net                       5,001            (4,064)
--------------------------------------------        ---------         ---------

Income before provision for
 income taxes, minority interests
 & equity in losses of affiliates                      20,510             5,599

Provision for income taxes                             12,248             2,283
--------------------------------------------        ---------         ---------

Income before minority interests
 & equity in losses of affiliates                       8,262             3,316

Minority interests                                       (243)                8
Equity in losses of affiliates                             --              (100)
--------------------------------------------        ---------         ---------

Net income applicable to common
 and Class B common stockholders                    $   8,505         $   3,208
============================================        =========         =========


Adjusted net income:
Net income                                          $   8,505         $   3,208
Merger & integration costs                             13,649             6,767
Tax benefit of M&I costs                               (1,497)           (2,014)
--------------------------------------------        ---------         ---------
Adjusted net income                                 $  20,657         $   7,961
============================================        =========         =========


                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           For the Three Months Ended
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                  June 30, 2000    June 30, 1999
                                                  -------------    -------------
Net income per common and
====================================
          Class B common share:
          ==========================

          Basic                                     $   0.09          $   0.04
          ==========================                ========          ========

          Diluted                                   $   0.08          $   0.04
          ==========================                ========          ========


Adjusted net income per common and
====================================
          Class B common share:
          ==========================

          Basic                                     $   0.22          $   0.09
          ==========================                ========          ========

          Diluted                                   $   0.20          $   0.09
          ==========================                ========          ========


Weighted average shares outstanding:
====================================

          Basic                                       95,614            84,166
          ==========================                ========          ========

          Diluted                                    102,100            88,268
          ==========================                ========          ========

Adjusted E B I T D A (a)                            $ 41,015          $ 24,866
====================================                ========          ========

(a) Earnings before interest, income taxes, depreciation and amortization, and adjusted to exclude the effects of merger & integration costs for poolings of interests. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements, and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of the Company's profitability or liquidity.


                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            For the Six Months Ended
                    (in thousands, except per share amounts)
                                   (unaudited)

                                               June 30, 2000       June 30, 1999
                                               -------------       -------------

Gross billings:
Interactive                                      $   183,230        $    56,804
Recruitment Advertising                              444,455            426,820
Selection & Temporary Contracting                    168,321            124,445
Executive Search                                      87,352             84,230
Yellow Page Advertising                              268,869            257,112
------------------------------------------       -----------        -----------
Total gross billings                             $ 1,152,227        $   949,411
==========================================       ===========        ===========


Commissions & fees:
Interactive                                      $   163,030        $    50,675
Recruitment Advertising                               95,553             93,527
Selection & Temporary Contracting                    165,821            122,707
Executive Search                                      87,352             84,199
Yellow Page Advertising                               46,381             50,982
------------------------------------------       -----------        -----------
Total commissions & fees                             558,137            402,090
------------------------------------------       -----------        -----------

Operating expenses:
Salaries & related                                   308,638            241,430
Office & general                                     127,883             98,649
Marketing & promotion                                 67,702             29,564
Merger & integration                                  22,323             11,454
Restructuring                                             --              2,789
Amortization of intangibles                            7,540              6,167
------------------------------------------       -----------        -----------
Total operating expenses                             534,086            390,053

------------------------------------------       -----------        -----------

Operating income                                      24,051             12,037
------------------------------------------       -----------        -----------

Other income (expense):
Interest income (expense), net                         7,290             (6,226)
Other, net                                              (582)            (1,511)
------------------------------------------       -----------        -----------
Total other income (expense), net                      6,708             (7,737)
------------------------------------------       -----------        -----------

Income before provision for
 income taxes, minority interests
 & equity in losses of affiliates                     30,759              4,300

Provision for income taxes                            19,528              1,488
------------------------------------------       -----------        -----------

Income before minority interests
 & equity in losses of affiliates                     11,231              2,812

Minority interests                                      (324)               107
Equity in losses of affiliates                            --               (200)
------------------------------------------       -----------        -----------

Net income applicable to common
 and Class B common stockholders                 $    11,555        $     2,505
==========================================       ===========        ===========


Adjusted net income:
Net income                                       $    11,555        $     2,505
Merger & integration costs and
 restructuring charges                                22,323             14,243
Tax benefit of M&I costs and
 restructuring charges                                (3,055)            (4,461)
------------------------------------------       -----------        -----------
Adjusted net income                              $    30,823        $    12,287
==========================================       ===========        ===========


                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            For the Six Months Ended
                    (in thousands, except per share amounts)
                                   (unaudited)


                                               June 30, 2000       June 30, 1999
                                               -------------       -------------

Net income per common and
====================================
          Class B common share:
          ==========================

          Basic                                  $      0.12        $      0.03
          ==========================             ===========        ===========

          Diluted                                $      0.11        $      0.03
          ==========================             ===========        ===========


Adjusted net income per common and
====================================
          Class B common share:
          ==========================

          Basic                                  $      0.33        $      0.15
          ==========================             ===========        ===========

          Diluted                                $      0.30        $      0.14
          ==========================             ===========        ===========


Weighted average shares outstanding:
====================================

          Basic                                       94,048             83,380
          ==========================             ===========        ===========

          Diluted                                    101,078             87,318
          ==========================             ===========        ===========


Adjusted E B I T D A (a)                         $    69,965        $    43,349
====================================             ===========        ===========

(a) Earnings before interest, income taxes, depreciation and amortization, and adjusted to exclude the effects of merger & integration costs and restructuring charges for poolings of interests. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements, and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of the Company's profitability or liquidity.
                                     *



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



                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  TMP WORLDWIDE  INC.
                                             (Registrant)


                                                  By:
                                              /s/ Bart Catalane
                                              -----------------
                                              Bart Catalane
                                              Chief Financial Officer


Dated: August 1, 2000




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